NEWS RELEASE for April 8, 2008

Contact:	Joe Allen	Sid L. Anderson, Chairman
	Allen & Caron Inc	Chatsworth Data Solutions, Inc
	212-691-8087	918-645-3701
	joe@allencaron.com	sid@slacollc.com

CHATSWORTH DATA SOLUTIONS, INC. ANNOUNCES FUNDING AND
OTHER DEFINITIVE AGREEMENTS

TULSA, OK (April 8, 2008) Chatsworth Data Solutions, Inc. (the “Company”) (OTCBB:CHWD), announced today that it had completed the sale of 20,146,000 shares of its common stock for $1,007,300. The funding was pursuant to a Common Stock Purchase Agreement that provided for a minimum offering of 20,000,000 shares of the Company’s common stock at $.05 per share and a maximum offering of 30,000,000 shares. Ten million shares were purchased by Vision Opportunity Master Fund, Ltd. and 10,146,000 shares were purchased by other accredited investors, including officers, directors, management and employees of the Company or its wholly owned subsidiary, Chatsworth Data Corporation (“CDC”), as well as existing shareholders of the Company. Shares purchased by this group of investors are subject to a one-year lock-up agreement, with monthly limitations on the number of shares that can be sold during the following 24- month period. The announcement was made by Sid L. Anderson, the Company’s Chairman.

“These purchases illustrate the confidence we have in the future prospects of the Company and its potential for long-term success,” Anderson said. “Closing on the remaining 9,854,000 shares of common stock is expected prior to May 1, 2008.”

Anderson noted, “As with any acquisition, the Company’s acquisition of CDC in August 2006 presented both surprises and challenges. The scanners CDC had in development at the time of the acquisition were not as far along as we had hoped, but that challenge has been addressed and CDC’s scanners are now available for sale into the vertical markets we service. Additionally, we have made a terrific addition to our management team in Lou Dedier, who came on board in December 2007 as CDC’s President and CEO. Lou has made significant strides in addressing a needed change in CDC’s marketing and sales strategy, which is already showing results.”

In addition, Anderson announced that the Company had entered into an agreement with investors in a 2006 private placement for the settlement of registration penalties that had accrued pursuant to an Investor Rights Agreement entered into by the Company and the investors in connection with the private placement. In full satisfaction of the accrued registration penalties, the Company executed notes in favor of the investors in the aggregate amount of $754,600. The notes bear interest at 12% per annum payable and mature on March 10, 2010. The agreement also contains a provision that if the Adjusted Share Price of the Company’s common stock is equal to or greater than $.25 for a period of five (5) consecutive trading days the Company has the option of paying any or all of the accrued interest in its common stock. This agreement relieves the Company of any further obligation to complete the registration process and the Company will accrue no further penalties.

Also, Anderson announced that the Company’s wholly owned subsidiary, CDC, has extended its Revolving Credit Agreement with Bank of Oklahoma, N.A. (“BOK”) until February 28, 2009, when all amounts outstanding are due and payable. The Agreement provides for a facility in the maximum amount of $3.0 million. The Agreement is subject to a borrowing base agreement and is secured by all accounts receivable and inventory of the Subsidiary. All advances bear interest at prime plus 2% and are payable monthly in arrears. The Agreement provides for a standby fee of 2% of the unused portion of the facility.

The agreement includes customary affirmative and negative covenants, such as limitations on CDC’s creation of new indebtedness and restrictions on engaging in certain transactions, entering into operating leases and providing guaranties to other parties. The agreement also requires CDC to maintain, beginning on July 31, 2008, minimum net capital of $1,250,000, as well as various financial covenants. The agreement is subject to customary events of default. Upon the occurrence of an event of default, the obligation to make further advances under the revolving credit facility will terminate and BOK may declare the outstanding amounts payable under the agreement due and payable.

About Chatsworth Data Solutions, Inc.

Located in Tulsa, Oklahoma, the Company is the parent of Chatsworth Data Corporation (“CDC”), of Chatsworth, CA. CDC has been trusted worldwide for 35 years as a provider of innovative, highly accurate and economically priced intelligent data capture technology. CDC provides the front end optical mark sensing and image scanning systems designed to meet the forms capture and document management needs of value added resellers, system integrators and applications developers who embed CDC technology into solutions tailored for several key markets. Chief among them are gaming, educational testing, elections, surveying, and intelligence gathering. Over a million reader and optical head assemblies have been sold by CDC to date. Shares of Chatsworth Data Solutions, Inc. are traded on OTC:BB under the symbol CHWD. For more information about the Company and CDC, visit www.chatsworthdata.com.

This release contains or may contain certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in this release, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the sections of the Company’s reports filed or to be filed with the Securities and Exchange Commission entitled “Risk Factors”) relating to the Company’s industry, the Company’s operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future results, levels of activity, performance or achievements and actual results or developments may differ materially from those in the forward looking statements. The Company does not undertake any obligation to update any of the forward-looking statements to conform these statements to actual results.